Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock of Awaysis Capital, Inc. (referred to as “the Company”, “we”, “us” and “our” unless specified otherwise) is based upon relevant provisions of the Company’s Articles of Incorporation, as amended (the “Certificate of Incorporation”), the Company’s Bylaws (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws, which are incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 30, 2024.

General

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, with a par value of $0.01 per share, and 25,000,000 shares of Preferred Stock, with a par value of $0.1 per share. As of September 30, 2024, there were 383,991,026 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

The Certificate of Incorporation, authorizes us to issue an aggregate of 1,000,000,000 shares of Common Stock. All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. Holders of Common Stock do not have cumulative voting rights.

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, out of funds that we may legally use to pay dividends, subject to any preferential dividend rights of any outstanding series of preferred stock or series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of Common Stock have no pre-emptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to Common Stock.

Our Common Stock is quoted on OTCPink under the symbol “AWCA.”

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock. Our Board of Directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series. As of June 30, 2024, September 30, 2024, and the filing date of Amendment No.1 to our Annual Report on Form 10-K for the year ended June 30, 2024 (“Form 10-K/A”), no shares of our preferred stock were outstanding or designated.

Classified Board

Our Certificate of Incorporation, provides for the Board of Directors to be divided into three classes serving staggered terms; although as of the date of our Form 10-K/A, the Board of Directors has not yet approved the designations of any of our directors as a particular class of directors, but intends to do so prior to the next annual meeting of stockholder of the Company.

At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term of office. All directors elected to our classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the Board of Directors may be removed, with or without cause, by the affirmative vote of a majority of the outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding Common Stock from obtaining control of our Board of Directors until our second annual meeting of stockholders following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Other Anti-takeover Effect of Governing Documents and Applicable Law

Certain provisions of our Certificate of Incorporation and bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our stockholders to be in their best interests. These provisions, summarized above under “Classified Board” and below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Authorized but Unissued Capital Stock. Our authorized common stock consists of 1,000,000,000 shares of common stock and 25,000,000 shares of “blank check” preferred stock. Subject to the limitations of any exchange on which our capital stock may be listed, our Board of Directors may authorize the issuance of one or more series of preferred stock without stockholder approval and may issue additional shares of common stock without shareholder approval, in each case from our authorized but unissued capital. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise. In addition, the authorized but unissued shares of common stock may be issued for any proper purpose approved by the board of directors, except where such issuances are limited by applicable Delaware law and rules of any national securities exchange on which our stock may be listing.

Stockholder Proposals. Our bylaws include specific procedures for stockholder proposals, including proposed nominations for directors, to be brought at stockholder meetings including that the stockholder must be a stockholder of record at the time of giving of notice of such meeting by the board of directors and a stockholder of record for the record date of the annual meeting, and comply with the procedures set forth in our bylaws as to such nomination or other business. Notice of a stockholder proposal notice must generally be delivered to the secretary of Southern States no less than 60 days nor more than 90 days prior to the stockholder meeting. The notice of the stockholder proposal must include certain information listed in our bylaws, including, but not limited to, the name and address of each stockholder making the proposal, the name and address of any nominee for director, the class and number of shares of our capital stock, any proxy used in connection with the proposal, a description of the business desired to be brought before the meeting, and a description of all agreements, arrangements and understandings between the stockholder proposing the business to be brought before the meeting and any other affiliates and associates with whom the requesting stockholder is acting in concert in connection with the proposal.

Special Meeting and Action by Written Consent in Lieu of Meeting. A special shareholders’ meeting for any purpose or purposes, may be called by our Board of Directors or the president. We shall also hold a special shareholders’ meeting in the event we receive one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing not less than one-tenth of all of the votes entitled to be cast on any issue at the meeting.

Stockholders may act by written consent. Pursuant to our bylaws, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with a corporate action, by any provisions of the Delaware General Corporation Law or our Certificate of Incorporation, the meeting and vote of stockholders may be dispensed with, if a majority of the stockholders who would have been entitled to vote upon the action if such meeting were held, shall consent in writing to such corporate action being taken, as allowed.

Amendments. Upon a proposal by our Board of Directors, our Certificate of Incorporation may be amended with the approval of the stockholders at a meeting at which a quorum consisting of one-third of the votes entitled to be cast on the amendment exists. The bylaws may at any time and from time to time be amended, supplemented, or repealed by the Board of Directors.

Board Composition and Director Changes. Our bylaws provides that our Board of Directors may be comprised of not less than three persons. The bylaws provide that the board of directors may increase or decrease the number of directors within such limit. The bylaws provide that any vacancy in the board of directors may be filled by the board of directors or by shareholders at the next annual meeting or special meeting called for that purpose, subject to exception. Each director shall be elected to hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified unless the directors are appointed to staggered terms as provided in our Certificate of Incorporation. Any director may be removed by the shareholders of the voting group that elected the director, with or without cause, at a meeting called for that purpose. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

Limitation of Liability

Our Certificate of Incorporation provide that, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

Reverse Stock Split

In September of 2024, our Board of Directors and holders of a majority of our outstanding voting securities, approved a reverse split of up to 1-for-20 of our issued and outstanding shares of Common Stock (the “Reverse Split”) and authorized our Co-CEOs, in their sole discretion, to determine the final ratio and effect the Reverse Split any time before the one year anniversary of the approval date. We do not yet have an effective date for the Reverse Split, but expect the Reverse Split to take effect in the second half of our 2025 fiscal year ending June 30, 2025.